Exhibit 1 JOINT FILING AGREEMENT In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. Dated: June 10, 2026 AMERICAN HERITAGE RAILWAYS, INC. By: /s/ Allen C. Harper Name: Allen C. Harper Title: Chief Executive Officer /s/ Allen C. Harper Allen C. Harper